Exhibit 99.1

            Midas Reports 2005 Earnings of $0.13 Per Share after $0.52 Per Share in Special Items to Complete Exit from Exhaust
                    Manufacturing and Distribution

    ITASCA, Ill.--(BUSINESS WIRE)--March 2, 2006--Midas, Inc. (NYSE:MDS) reported net income of $2.2 million--or $0.13 per diluted share--for its fiscal year ended Dec. 31, 2005, after special items related to the company's exit from the exhaust manufacturing and distribution business.
    Fiscal 2005 net income was negatively affected by $3.1 million of operating losses related to the wind-down of the exhaust manufacturing business. The company also recorded business transformation charges of $12.3 million for asset write-downs, severance and other items related to exiting exhaust manufacturing and distribution, and a gain of $2.8 million for the continuing amortization of the gain from the sale of the company's exhaust warehouse in Chicago.
    Excluding the exhaust manufacturing and distribution items, the company earned $0.65 per diluted share, which represents a non-GAAP earnings per diluted share measure. This compares to $0.56 per diluted share in 2004 on the same non-GAAP basis, when exhaust operating losses were $3.7 million, business transformation charges were $1.2 million, and the gain from asset sales was $0.6 million.
    For the fourth quarter, Midas reported net income of $0.6 million--or $0.04 per diluted share--after exhaust manufacturing and distribution related items of $1.6 million. This included $1.2 million of exhaust operating losses during the quarter, $1.2 million of business transformation charges, and a gain of $0.8 million from the sale of the Chicago exhaust warehouse. Midas also recorded a loss of $0.3 million during the quarter on the early extinguishment of debt as part of its refinancing in late October.
    Excluding the exhaust manufacturing and distribution items and the loss on debt extinguishment, the company earned $0.11 per diluted share during the fourth quarter of 2005, which represents a non-GAAP earnings per diluted share measure.

    Business transformation update

    "We successfully completed significant steps in our strategic transformation during 2005, by closing down our exhaust manufacturing plant in Hartford, Wisc. in the third quarter, and completing the conversion of the U.S. Midas system from Midas manufactured exhaust to ArvinMeritor (NYSE: ARM) manufactured exhaust," said Alan D. Feldman, Midas' president and chief executive officer.
    "A similar transition to Walker manufactured exhaust will be completed in Canada by the end of the first quarter, and we will be able to finally close our exhaust warehouse and close the book on our legacy manufacturing and distribution business," Feldman said.
    Midas expects to incur an operating loss in its exhaust business of approximately $1.0 million in the first quarter of 2006, after which the losses will end. No further exhaust-related restructuring charges are expected, although the company will realize gains in the first quarter of 2006 of approximately $1.7 million related to the disposal of exhaust related machinery and equipment, and $1.8 million related to the final recognition of the gain from the sale of the Chicago exhaust warehouse. The company also expects to realize a gain from the eventual sale of the real estate related to its former manufacturing facility in Hartford.
    Midas previously announced that it had expected a special charge of up to $4.0 million in the fourth quarter of fiscal 2005 to cover Midas' contribution to a North American Midas shop appearance upgrade program. After careful consideration it was determined that this charge will be taken as shops complete the image upgrade, which will result in special charges over the course of 2006 and 2007.

    Retail sales continue to grow

    "Midas recorded its 11th consecutive quarter of comparable shop retail sales increases in the U.S. and North American shops were up by
1.8 percent for the quarter," Feldman said. "Retail sales were up 2.5 percent during the first half of 2005, but slowed somewhat in the second half's challenging retail environment."
    For the year, comparable shop retail sales at U.S. Midas shops were up 2.4 percent, compared to a full-year increase of 2.7 percent in 2004.
    Midas shops in Canada recorded comparable shop increases of 2.1 percent for 2005, their first full-year increase since 2001. This included a comparable shops sales increase of 5.3 percent in the fourth quarter.
    "Although fourth quarter sales were depressed by several factors, we continue to be encouraged by the overall improvements in retail sales at the shop level," Feldman said. "Sales of tires and related services increased approximately 40 percent in U.S. shops last year and now account for nearly four percent of the typical shop's sales mix. Maintenance sales were up by approximately 15 percent for 2005.
    "Our marketing and operational focus in 2006 will be on brake sales, which declined by 3.8 percent last year as the Midas system worked to add maintenance services as a new core category," he said. "With maintenance services now in place, we can return to the successful brake focus of prior years."
    Feldman said that the 69 company-owned shops recorded their seventh consecutive quarter of comparable shop sales improvement, finishing up 2.8 percent for the fourth quarter and 6.1 percent for all of 2005.

    Shop count


                         U.S     U.S. Co.   Canada     Other
                     Franchised   Owned   Franchised   Int'l    Total

 Shop count at
  beginning of fiscal
  year                  1,542        73       219       801    2,635
 Shops opened              11         -         -        38       49
 Shops permanently
  closed                  (41)        -        (5)      (28)     (74)
 Net refranchising          4        (4)        -         -        -

                     -------------------------------------------------
 Shop count at end of
  fiscal year           1,516        69       214       811    2,610
                     -------------------------------------------------


    Total shop count declined slightly, as 49 shops were opened during the year, but 74 were closed. The company lowered the company-operated shop count in the U.S. by refranchising a net of 4 units, and plans to continue to refranchise units in fiscal 2006.
    "We spent 2005 rebuilding our store development infrastructure in North America, and are now ready to increase the number of annual shop openings," Feldman said. "We have rolled-out a new shop opening incentive program for 2006 and 2007, that includes up to a $35,000 investment in the new store by Midas, Inc. These costs will be more than offset by incremental franchise fees and royalties."
    Midas expects the shop count to stabilize in 2006 and to grow beginning in 2007.

    Continued strong cash flow

    Net cash provided by operating activities was $11.3 million for the year. This amount includes $5.8 million of cash outlays for business transformation costs and changes in assets and liabilities that used $9.7 million of cash. Excluding these items, cash flow from operating activities was $26.8 million in 2005 compared to $25.7 million in 2004, which represents a non-GAAP measure.
    As of December 31, 2005, the company had a remaining liability for business transformation costs of $4.3 million, most of which will be paid in fiscal 2006. Changes in assets and liabilities will be a source of cash in 2006 as a result of the final liquidation of exhaust inventories and receivables.

    2005 Fourth Quarter and Full-Year Results

    Sales and revenues for the fourth quarter were $44.0 million, down from $47.3 million in 2004. Full-year sales and revenues were $192.5 million, down from $197.5 million the previous year. Declines for both the quarter and full-year are due to lower sales of replacement parts because of the exit from the exhaust business.
    Royalties and license fees were $14.9 million for the quarter and $64.5 million for the year, up from $14.6 million and $62.5 million for the same periods in 2004.
    Real estate revenues were $9.0 million in the fourth quarter and $36.0 million for the year, compared to $9.2 million and $36.5 million, respectively, in the previous year.
    Company-owned retail sales at 69 shops in the United States were $8.7 million for the fourth quarter and $37.0 million for the year, compared to $9.0 million for the quarter and $36.1 million for all of 2004. The fourth quarter decrease was due to fewer shops compared to the prior year because of refranchising.
    Replacement part sales and product royalties were $10.5 million in the fourth quarter and $51.7 million for the year, down from $13.7 million in the fourth quarter and $59.7 million for the previous year as a result of exiting the exhaust business.
    Selling, general and administrative expenses (SG&A) were $22.6 million for the fourth quarter and $91.0 million for the year, down from $24.6 million and $92.8 million, respectively, for the same periods in 2004. The unallocated portion of SG&A was $33.0 million in 2005.
    Operating income was $2.5 million for the fourth quarter and $9.8 million for the year, after the effects of special exhaust-related charges of $1.2 million and $12.3 million, respectively.
    In 2004, Midas' operating income was $2.3 million for the quarter and $20.0 million for the year, after special charges of $1.2 million for the quarter and the year.
    Interest expense in 2005 was $2.6 million for the fourth quarter and $10.0 million for the year, compared to $2.5 million for the quarter and $12.7 million, respectively, in 2004. The company's bank debt at the end of the fourth quarter was $65.0 million.
    Midas recorded an income tax expense of $1.0 million for the full year, although the company does not expect to pay a significant amount of cash income taxes until the end of the decade because of net operating loss carry-forwards of approximately $110 million generated in previous years.
    During the fourth quarter, Midas purchased 412,833 shares of its common stock at an average price of $19.98 per share, primarily as part of a $25 million share repurchase plan announced in November 2004. For all of 2005, Midas purchased a total of 734,026 shares at an average price of $21.01 per share.

    2006 Outlook

    "Midas made significant progress in completing our transformation during 2005, to exit from the parts distribution business, to reposition our business model as a franchisor, to grow retail sales, to secure supply chain alliances that ensure continuing high quality parts for Midas shops, to restructure our debt into an unsecured $110 million revolving credit facility, and to strengthen the company's balance sheet," Feldman said.
    "We will continue to build on this progress in 2006, as we focus on growing our core retail businesses, while executing in a consistent 'One Midas' manner throughout the Midas system," he said.
    Midas expects 2006 full-year revenues of approximately $180 million, and operating income of between $29 and $31 million, excluding the effects of any remaining exhaust-related revenues, operating losses or special items, as well as shop image upgrade payments and incremental stock compensation expense under SFAS 123R. This improvement in profitability translates into an operating margin of between 16 and 17 percent, up from a comparable 14.8 percent in 2005. The company will adopt the provisions of SFAS 123R in the first quarter of fiscal 2006, and expects incremental non-cash annual expense of approximately $2.2 million.
    Full year gross margins are expected to be approximately 64 percent, while total SG&A is expected to be between $84 and $86 million, excluding the incremental SFAS 123R expenses described above. Included in this amount is depreciation and amortization of approximately $10.5 million and unallocated SG&A of approximately $31 million.
    The company expects full-year interest expense of approximately $9.0 million and capital spending of $3.5 million. Any spending on the new shop incentive program would be in addition to this $3.5 million estimate.
    "With our transformation nearly complete, we now have a clearer focus on our SG&A expenses going forward," Feldman said. "We expect to be able to reduce our SG&A by a total of $12.0 million over the next three years, with half of that decrease in fiscal 2006. This reduction is before the impact of the required expensing of stock options and any changes in the company-operated shop business."
    Feldman said the reductions will come from job consolidations, expense control and the elimination of exhaust-related expenses.
    Midas expects cash flow from operating activities of between $27 and $30 million in 2006, after providing for changes in working capital and cash outlays for business transformation costs. Midas expects to use a portion of this cash flow to complete the remaining $10.1 million share repurchase program currently authorized by the Board of Directors.

    Midas is one of the world's largest providers of automotive service, offering brake, exhaust, maintenance, tires, steering and suspension services at more than 2,600 franchised, licensed and company-owned Midas shops in 19 countries, including 1,800 in the United States and Canada.

    NOTE: This news release contains certain forward-looking statements that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company's filings with the Securities and Exchange Commission, including the company's 2004 annual report of Form 10-K.


                              MIDAS, INC.
            CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
             (In millions, except for earnings per share)


                             For the quarter       For the 12 months
                          ended fiscal December  ended fiscal December
                          ---------------------  ---------------------
                             2005       2004        2005       2004
                          ---------- ----------  ---------- ----------
                          (13 weeks) (13 weeks)  (52 Weeks) (52 Weeks)

Sales and revenues:
  Franchise royalties and
   license fees               $14.9      $14.6       $64.5      $62.5
  Real estate revenues          9.0        9.2        36.0       36.5
  Company-operated shop
   retail sales                 8.7        9.0        37.0       36.1
  Replacement part sales
   and product royalties       10.5       13.7        51.7       59.7
  Other                         0.9        0.8         3.3        2.7
                          ---------- ----------  ---------- ----------
      Total sales and
       revenues                44.0       47.3       192.5      197.5
                          ---------- ----------  ---------- ----------

Cost of sales and
 revenues:
  Real estate cost of
   revenues                     5.8        5.9        22.4       22.4
  Company-operated shop
   cost of sales                2.1        2.3         8.7        7.6
  Replacement part cost of
   sales                        9.1       11.1        42.2       46.5
  Warranty expense              0.7      ( 0.1)        6.1        7.0
  Business transformation
   charges (inventory
   related)                     1.1        0.4         5.2        0.4
                          ---------- ----------  ---------- ----------
      Total cost of sales
       and revenues            18.8       19.6        84.6       83.9
                          ---------- ----------  ---------- ----------

      Gross profit             25.2       27.7       107.9      113.6

Selling, general, and
 administrative expenses       22.6       24.6        91.0       92.8
Business transformation
 charges                        0.1        0.8         7.1        0.8
                          ---------- ----------  ---------- ----------

      Operating income          2.5        2.3         9.8       20.0

Interest expense              ( 2.6)     ( 2.5)     ( 10.0)    ( 12.7)
Loss on early
 extinguishment of debt       ( 0.3)        --       ( 0.3)     ( 4.7)
Gain on sale of assets,
 net                            0.8        0.6         2.8        0.6
Other income, net               0.3         --         0.9        0.4
                          ---------- ----------  ---------- ----------

      Income before income
       taxes                    0.7        0.4         3.2        3.6
Income tax expense
 (benefit)                      0.1      ( 1.6)        1.0      ( 0.5)
                          ---------- ----------  ---------- ----------

      Net income               $0.6       $2.0        $2.2       $4.1
                          ========== ==========  ========== ==========

Earnings per share:
  Basic                       $0.04      $0.13       $0.14      $0.26
                          ========== ==========  ========== ==========
  Diluted                     $0.04      $0.12       $0.13      $0.26
                          ========== ==========  ========== ==========


Average number of shares:
  Common shares
   outstanding                 15.5       15.6        15.7       15.4
  Common stock warrants         0.1        0.1         0.1        0.2
                          ---------- ----------  ---------- ----------
  Shares applicable to
   basic earnings              15.6       15.7        15.8       15.6
  Equivalent shares on
   outstanding stock
   awards                       0.6        0.6         0.7        0.6
                          ---------- ----------  ---------- ----------
  Shares applicable to
   diluted earnings            16.2       16.3        16.5       16.2
                          ========== ==========  ========== ==========


Capital expenditures           $1.5       $1.3        $3.4       $2.1
                          ========== ==========  ========== ==========



                              MIDAS, INC.
                       CONDENSED BALANCE SHEETS
                             (In millions)

                                               Fiscal        Fiscal
                                              December      December
                                                2005          2004
                                             -----------   -----------
                                             (Unaudited)
Assets:
Current assets:
   Cash and cash equivalents                       $1.4          $0.9
   Receivables, net                                33.5          33.4
   Inventories, net                                 6.8          12.2
   Deferred income taxes                            9.1           9.0
   Other current assets                             6.5           6.8
                                             -----------   -----------
      Total current assets                         57.3          62.3
Property and equipment, net                       104.6         117.4
Deferred income taxes                              59.5          62.2
Other assets                                       17.8          10.1
                                             -----------   -----------
      Total assets                               $239.2        $252.0
                                             ===========   ===========

Liabilities and equity:
Current liabilities:
   Current portion of long-term obligations        $1.9          $7.9
   Accounts payable                                13.6          16.1
   Accrued expenses                                31.7          32.5
                                             -----------   -----------
      Total current liabilities                    47.2          56.5
Long-term debt                                     65.0          63.0
Obligations under capital leases                    4.1           5.1
Finance lease obligation                           35.9          36.7
Accrued warranty                                   30.7          32.1
Other liabilities                                   6.8           9.7
                                             -----------   -----------
      Total liabilities                           189.7         203.1
                                             -----------   -----------

Shareholders' equity:
 Common stock ($.001 par value, 100 million
  shares authorized, 17.7 million and 17.6
  million shares issued) and paid-in capital       19.8          21.4
   Treasury stock, at cost (2.0 million
    shares and 1.8 million shares)                (45.0)        (41.2)
   Unamortized restricted stock awards             (4.2)         (2.2)
   Retained income                                 81.1          78.9
   Cumulative other comprehensive loss             (2.2)         (8.0)
                                             -----------   -----------
      Total shareholders' equity                   49.5          48.9
                                             -----------   -----------
      Total liabilities and shareholders'
       equity                                    $239.2        $252.0
                                             ===========   ===========




    CONTACT: Midas, Inc.
             Bob Troyer, 630-438-3016